EXHIBIT 10

2006 Long-Term Incentive Program Guidelines

Program Objective:	Ensure alignment with shareholder interests by rewarding for successfully closing the merger with FPL Group and for the continued strong performance of Constellation Energy.

Deferred Cash Award:	• You have been granted a target amount that will be paid to you in cash if the performance metrics are achieved, as explained below. • Awards are not eligible compensation for benefit purposes.

Award Value:	The total award value is the amount shown on your “2006 Base Pay Increase and Incentive Notification” sheet under the heading “2006 Long-Term Incentive Award”.

Performance Metrics:

• The primary performance metric is closing of the merger with FPL Group.

• The secondary performance metric is meeting Constellation Energy’s 2006 business plan objectives.

If the merger is not closed before March 2007, the award will be paid out if the secondary performance metric is achieved.

Award Payout:

If the primary or secondary performance metrics are achieved, 25% of your cash award target amount will be paid as soon as administratively possible after the earlier of the closing of the merger with FPL Group or March 1, 2007. The remaining 75% will be paid in cash one year thereafter.

Employment Events:

If your employment terminates before the dates of the payout of your cash award target amount, you will not receive the applicable payout(s), unless the company terminates your employment without cause after the closing of the merger with FPL Group.

Tax Implications:	You will be taxed on the payout amounts when they are paid to you in cash.